Exhibit 99.1

Behringer Harvard Adds Wall Street REIT Heavyweight

to Executive Team

DALLAS, February 20, 2008 — Behringer Harvard, a Dallas-based commercial real estate company, announced today the appointment of Thomas F. August as executive vice president responsible for the operations of Behringer Harvard REIT I, Inc. August will also serve as chief operating officer of the REIT advisor and the property manager of Behringer Harvard REIT I, Inc. Behringer Harvard REIT I acquisitions to date total approximately $5 billion, representing over 25 million square feet in over 75 Class A institutional-quality office assets.

In this new role, August will draw upon his more than 30 years of experience in the commercial real estate industry including executive experience in leading NYSE-listed real estate investment trusts (REITs); real estate investment management and development companies; and other financial services organizations. August’s role will be to direct Behringer Harvard REIT I, Inc., in conjunction with the current executive team, during completion of its current public offering and beyond.

“Tom has a proven ability to enhance shareholder value and a strong track record as a tested and talented leader that will be a welcome addition to our executive team,” said Robert M. Behringer, founder and chief executive officer of Behringer Harvard. “He will be charged with the strategic positioning of a diversified office portfolio, disciplined management of the portfolio’s financial growth, and overseeing deployment of the REIT’s continuing capital raise.”

Prior to joining Behringer Harvard, August served as a trustee of Brandywine Realty Trust (NYSE:BDN) from January 2006 to February 2008. August is also a director of DCT Industrial Trust Inc. (NYSE:DCT), having served in such capacity since January 2006. From October 1999 to January 2006, August served as president, chief executive officer and a trustee of Prentiss Properties Trust. Prior to that time, he was president and chief operating officer of Prentiss from Prentiss’ initial public offering in October 1996. From 1992 to 1996, August served as president and chief operating officer of a Prentiss affiliate, Prentiss Properties Limited, Inc. From 1987 to 1992, he served as executive vice president and chief financial officer of Prentiss’ predecessor company. From 1985 to 1987, August served in executive capacities with Cadillac Fairview Urban Development, Inc. Prior to joining Cadillac Urban in 1985, August was senior vice president of finance for Oxford Properties, Inc., in Denver, Colorado, an affiliate of a privately held Canadian real estate firm. Previously, he was a vice president of Citibank, responsible for real estate lending activities in the Midwest.

August holds a bachelor of arts degree from Brandeis University and an MBA degree from Boston University.

About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and

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international institutions, through its real estate investment trusts, partnerships, joint ventures, and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers	Jason Mattox	Allen Bourne
Richards Partners	Executive Vice President	Vice President — Marketing
katie_myers@richards.com	Behringer Harvard	Behringer Harvard
214.891.5842	jmattox@behringerharvard.com	abourne@behringerharvard.com
	866.655.3600	469.341.2318

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